EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-55124, 33-72640 and 333-68975 of Worldtex, Inc. on Forms S-8 of our report dated February 25, 1999 (March 29, 1999 as to the credit facility amendment described in Note 6), appearing in this Annual Report on Form 10-K of Worldtex, Inc. for the year ended December 31, 1998.


Deloitte & Touche LLP
Hickory, North Carolina
March 29, 1999